Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Wayside Technology Group, Inc. (the “Company”) on Form S-8 (No. 333-136211), pertaining to the Company’s 2006 Stock- Based Compensation Plan, and on Form S-8 (333-72249) pertaining to the Company’s 1986 Stock Option Plan, the Company’s 1995 Stock Plan and the Company’s 1995 Non-Employee Director Plan, of our report dated February 24, 2012, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

Edison, New Jersey

February 24, 2012